Cancer Genetics Inc. Announces the Appointments of Dr. Howard McLeod and Geoffrey Harris to Its Board of Directors

RUTHERFORD, N.J., DECEMBER 3, 2014 (GLOBE NEWSWIRE) – Cancer Genetics, Inc. (Nasdaq: CGIX) (“CGI” or the “Company”), an emerging leader in DNA-based cancer diagnostics, announced today the addition of Howard McLeod, Pharm. D., and Geoffrey Harris to the Company’s Board of Directors.

Dr. McLeod is the Medical Director of the DeBartolo Family Personalized Medicine Institute at the Moffitt Cancer Center and a Senior Member of the Moffitt Cancer Center’s Division of Population Sciences. He joined Moffitt Cancer Center in September 2013, after having served as Founding Director of the University of North Carolina Institute for Pharmacogenomics and Individualized Therapy since 2006. Dr. McLeod also held the prestigious title of Fred Eshelman Distinguished Professor at the UNC Eshelman School of Pharmacy from 2006 to 2013.

Dr. McLeod has published over 475 peer-reviewed papers on pharmacogenomics, applied therapeutics and clinical pharmacology. He continues to work to integrate genetics principles into clinical practice to advance individualized medicine.

Dr. McLeod’s vast experience in individualized medical treatment, including his leading research in pharmacogenomics, make him a valuable contribution to the Board of Directors. Dr. McLeod’s guidance can help provide the Company with strategic insight and scientific knowledge to guide the Company’s vision of personalization of cancer care.

Geoffrey Harris is a portfolio manager and managing partner at c7 Advisors healthcare advisory firm. Prior to his position with c7 Advisors, Mr. Harris served as Managing Director and co-head of the Cantor Fitzgerald Healthcare Investment Group from 2011 to 2014, and as a Healthcare Investment Banker with Gleacher & Company from 2009 to 2011. He has over thirty years combined experience as a healthcare analyst and portfolio manager for biotechnology and life sciences companies. Mr. Harris graduated from MIT’s Sloan School of Management with an MS in Finance Management. Mr. Harris serves as a Director for Amperic, Inc., PointRight, and American Care Source.

Mr. Harris’ experience and leadership in healthcare advisory and policy research positions provide for his having an important role on the Board of Directors advising the Company in financial matters and industry trends. His broad knowledge of the US healthcare system and economics will give long-term vision and guidance to the Company and his targeted experience in financial advisory, planning and financial review of life sciences companies will be valuable to its Audit Committee.

Dr. Howard McLeod and Geoffrey Harris are replacing Dr. Paul Rothman and Keith Brownlie, who are resigning from the Board. “We would like to thank both Dr. Rothman and Mr. Brownlie for their support to the Board and for playing a crucial role in the Company to further strengthen its commitment to personalized cancer treatment,” said Panna Sharma.

About Cancer Genetics
Cancer Genetics Inc. is an emerging leader in DNA-based cancer diagnostics, servicing some of the most prestigious medical institutions in the world. Our tests target cancers that are difficult to diagnose and predict treatment outcomes. These cancers include hematological, urogenital and HPV-associated cancers. We also offer a comprehensive range of non-proprietary oncology-focused tests and laboratory services that provide critical genomic information to healthcare professionals, as well as biopharma and biotech companies. Our state-of-the-art reference labs are focused entirely on maintaining clinical excellence and are both CLIA certified and CAP accredited and have licensure from several states including New York State. We have established strong research collaborations with major cancer centers such as Memorial Sloan-Kettering, The Cleveland Clinic, Mayo Clinic and the National Cancer Institute.

For more information, please visit or follow us:
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Forward Looking Statements: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements pertaining to future financial and/or operating results, future growth in research, technology, clinical development and potential opportunities for Cancer Genetics, Inc. products and services, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements. Any statements that are not historical fact (including, but not limited to, statements that contain words such as "will," "believes," "plans," "anticipates," "expects," "estimates") should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential products, risks of cancellation of customer contracts or discontinuance of trials, risks that the transaction will not close or, if it closes, will not realize the currently anticipated benefits, uncertainty in the results of clinical trials or regulatory approvals, need and ability to obtain future capital, maintenance of intellectual property rights and other risks discussed in the Company's Form 10-K for the year ended December 31, 2013 and 10-Q for the quarter ended September 30, 2014 along with other filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. Cancer Genetics disclaims any obligation to update these forward-looking statements.
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